Exhibit 99.1

Regions Reports Earnings of $611 Million and EPS of $0.71 in 3Q 2026

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Oct. 16, 2026 - Regions Financial Corp. (NYSE:RF) today reported third quarter 2026 earnings of $611 million and diluted earnings per share (EPS) of $0.71. On an adjusted basis, earnings(1) were $622 million and diluted EPS(1) was $0.73. On both a reported and adjusted basis(1), earnings increased 11 percent and diluted EPS increased 16 percent compared to the third quarter of 2025.

Financial Highlights			Soundness
	Quarter Ended

•Low-cost deposit base continued to deliver peer-leading interest-bearing deposit costs of 1.70% in 3Q26

•Estimated CET1 of 10.8% supported by strong organic capital generation

•Annualized net charge-offs decreased 13 bps QoQ to 29 bps; business services criticized loans and NPLs also decreased QoQ while ACL/NPLs increased to 275%

($ amounts in millions, except per share data)	3Q26	2Q26
Earnings Summary
Net income	$631	$570
Net income available to common shareholders	611	549
Adj. net income avail. to common shareholders(1)	622	583
Diluted earnings per common share	0.71	0.64
Adj. diluted earnings per common share(1)	0.73	0.68	Profitability
Balance Sheet Summary

•Best-in-class hedging program creates a mostly neutral short-term interest rate position and supports a top-quartile 3Q26 NIM of 3.68%

•Proven history of consistently generating best-in-class returns in our peer group; 3Q26 reported ROATCE(1) of 21% and adjusted ROATCE(1) of 22%

•Expenses remained well controlled; supporting self-funding of growth initiatives

Average loans, net of unearned income	$99,183	$98,722
Average deposits	129,140	130,691
Credit Quality
Allowance for credit losses ratio	1.61%	1.63%
Net charge-offs / average loans*	0.29	0.42
Selected Ratios
Return on average assets*	1.55%	1.42%	Growth
Return on average common equity*	14.16	12.73

•Net income and diluted EPS each grew 11% QoQ; Adj. net income and adj. diluted EPS each grew 7%(1) QoQ

•3Q26 average loans increased 0.5% while ending loans increased 0.6% QoQ; growth driven primarily by high-quality, broad-based C&I loans

•3Q26 represents a record quarter in Capital Markets income (excl. customer derivative valuation adjustments)

•3Q26 represents another record quarter in Treasury Management income

Return on avg. tangible common equity*(1)	21.27	19.01
Adj. return on avg. tangible common equity*(1)	21.66	20.18
Net interest margin (FTE)*	3.68	3.66
Efficiency ratio	56.2	58.3
Adjusted efficiency ratio(1)	55.8	56.9
Common equity Tier 1 ratio(2)	10.8	10.7
Effective Tax Rate	19.8	20.7

*Annualized
(1) Non-GAAP; refer to reconciliations in the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the Securities and Exchange Commission ("SEC") on Oct. 16, 2026. (2) Current quarter is estimated.

CEO Perspective: John Turner, Chairman, President and CEO of Regions Financial Corp.
"At Regions Bank, we're seeing the benefits of the investments we're making in talent, technology and strategic growth. By remaining disciplined in our approach to risk management and staying committed to soundness, profitability, and growth, we are delivering strong results built on solid fundamentals and a competitive strategy. Strong credit quality, continued momentum in fee-based businesses, and economically vibrant markets throughout our footprint all contributed to our third quarter results. As we continue to modernize the franchise and expand our capabilities, Regions Bank is well positioned to meet the evolving needs of our customers and drive more sustainable growth over time."

Total revenue

	Quarter Ended
($ amounts in millions)	9/30/2026	6/30/2026	9/30/2025	3Q26 vs. 2Q26		3Q26 vs. 3Q25
Net interest income	$1,298	$1,277	$1,257	$21	1.6%	$41	3.3%
Taxable equivalent adjustment	16	14	12	2	14.3%	4	33.3%
Net interest income, taxable equivalent basis	$1,314	$1,291	$1,269	$23	1.8%	$45	3.5%
Net interest margin (FTE)*	3.68%	3.66%	3.59%

Non-interest income:
Service charges on deposit accounts	$171	$167	$160	$4	2.4%	$11	6.9%
Card and ATM fees	126	126	122	—	—%	4	3.3%
Wealth management income	146	150	139	(4)	(2.7)%	7	5.0%
Capital markets income	107	84	104	23	27.4%	3	2.9%
Mortgage income	32	33	38	(1)	(3.0)%	(6)	(15.8)%
Commercial credit fee income	35	28	28	7	25.0%	7	25.0%
BOLI income	32	24	25	8	33.3%	7	28.0%
Market value adjustments on employee benefit assets**	(4)	24	12	(28)	(116.7)%	(16)	(133.3)%
Securities gains (losses), net	(15)	(41)	(27)	26	63.4%	12	44.4%
Other miscellaneous income	45	35	58	10	28.6%	(13)	(22.4)%
Non-interest income	$675	$630	$659	$45	7.1%	$16	2.4%

Adjusted non-interest income (non-GAAP)(1)	$690	$670	$684	$20	3.0%	$6	0.9%

Total revenue	$1,973	$1,907	$1,916	$66	3.5%	$57	3.0%

Adjusted total revenue (non-GAAP)(1)	$1,988	$1,947	$1,941	$41	2.1%	$47	2.4%

NM - Not Meaningful
* Annualized
** These market value adjustments relate to assets held for employee and director benefits that are effectively offset within salaries and employee benefits and other non-interest expense.

Total revenue increased 3 percent on a reported basis and 2 percent on an adjusted basis(1) compared to the second quarter of 2026. Net interest income increased 2 percent driven primarily by fixed-rate asset turnover, average loan growth, higher hedging income, credit interest recoveries, one additional day in the quarter and continued prudent management of deposit costs, partially offset by an increase in non-deposit funding costs. Net interest margin increased 2 basis points to 3.68 percent.

Non-interest income increased 7 percent on a reported basis and 3 percent on an adjusted basis(1) during the third quarter. With respect to adjusted items, the company incurred $15 million in securities losses in the third quarter compared to $40 million in the second quarter, attributable to the execution of additional securities repositioning trades. Record capital markets income increased 27 percent driven by higher mergers and acquisitions advisory revenue, securities underwriting and placement fees, commercial swap income and syndication revenue. Service charges increased 2 percent reflecting record Treasury Management income, one additional business day in the quarter, and seasonally higher consumer-related activity. Commercial credit fee income increased 25 percent driven by higher standby letter of credit income and commercial unused fees. Bank-owned life insurance increased 33 percent due to higher death benefit proceeds recognized during the quarter. Wealth management income decreased 3 percent following a record second quarter, primarily reflecting lower production volumes. Market value adjustments associated with employee benefit assets declined $28 million during the quarter and were largely offset by corresponding changes in non-interest expense.

Non-interest expense

	Quarter Ended
($ amounts in millions)	9/30/2026	6/30/2026	9/30/2025	3Q26 vs. 2Q26		3Q26 vs. 3Q25
Salaries and employee benefits	$694	$697	$671	$(3)	(0.4)%	$23	3.4%
Equipment and software expense	113	107	106	6	5.6%	7	6.6%
Net occupancy expense	74	73	72	1	1.4%	2	2.8%
Outside services	45	47	42	(2)	(4.3)%	3	7.1%
Marketing	29	28	28	1	3.6%	1	3.6%
Professional, legal and regulatory expenses	35	28	30	7	25.0%	5	16.7%
Credit/checkcard expenses	18	16	15	2	12.5%	3	20.0%
FDIC insurance assessments	16	17	15	(1)	(5.9)%	1	6.7%
Visa class B shares expense	4	2	8	2	100.0%	(4)	(50.0)%
Operational losses	7	8	18	(1)	(12.5)%	(11)	(61.1)%
Branch consolidation, property and equipment charges	—	5	(5)	(5)	(100.0)%	5	100.0%
Other miscellaneous expenses	83	93	103	(10)	(10.8)%	(20)	(19.4)%
Non-interest expense	$1,118	$1,121	$1,103	$(3)	(0.3)%	$15	1.4%
Adjusted non-interest expense (non-GAAP)(1)	$1,118	$1,116	$1,111	$2	0.2%	$7	0.6%

Salaries and Employee Benefits Expense

	Quarter Ended
($ amounts in millions)	9/30/2026	6/30/2026	9/30/2025	3Q26 vs. 2Q26		3Q26 vs. 3Q25
Salaries and employee benefits	$694	$697	$671	$(3)	(0.4)%	$23	3.4%
Less: Market value adjustments on supplemental 401(k) liabilities*	(2)	24	13	(26)	(108.3)%	(15)	(115.4)%
Salaries and employee benefits less market value adjustments on employee benefit liabilities	$696	$673	$658	$23	3.4%	$38	5.8%

NM - Not Meaningful
* The company holds assets in order to effectively offset the market value adjustments on supplemental 401(k) liabilities and the market value adjustments on those assets are recorded in non-interest income.

Non-interest expenses remained relatively stable on both a reported and adjusted basis(1) compared to the second quarter of 2026. Professional, legal, and regulatory expense increase driven primarily by higher legal settlement costs. Equipment and software expense increased 6 percent primarily reflecting software as a service charges associated with ongoing technology and infrastructure investments. Salaries and benefits were relatively stable as increases in base salaries and revenue-based incentives were largely offset by lower market value adjustments for supplemental employee benefit liabilities. The company's efficiency ratio was 56.2 percent on a reported basis and 55.8 percent on an adjusted basis(1) for the third quarter.

Loans

	Average Balances

($ amounts in millions, net of unearned income)	3Q26	2Q26	3Q25	3Q26 vs. 2Q26		3Q26 vs. 3Q25
Commercial and industrial	$51,910	$51,504	$49,588	$406	0.8%	$2,322	4.7%
Commercial real estate—owner-occupied	5,360	5,342	5,134	18	0.3%	226	4.4%
Investor real estate	9,992	9,789	9,138	203	2.1%	854	9.3%
Business Lending	67,262	66,635	63,860	627	0.9%	3,402	5.3%
Residential first mortgage	19,423	19,551	19,944	(128)	(0.7)%	(521)	(2.6)%
Home equity	5,511	5,496	5,538	15	0.3%	(27)	(0.5)%
Consumer credit card	1,492	1,474	1,420	18	1.2%	72	5.1%
Other consumer*	5,495	5,566	5,885	(71)	(1.3)%	(390)	(6.6)%
Consumer Lending	31,921	32,087	32,787	(166)	(0.5)%	(866)	(2.6)%
Total Loans	$99,183	$98,722	$96,647	$461	0.5%	$2,536	2.6%

	Ending Balances
				9/30/2026		9/30/2026
($ amounts in millions, net of unearned income)	9/30/2026	6/30/2026	9/30/2025	vs. 6/30/2026		vs. 9/30/2025
Commercial and industrial	$52,409	$51,841	$49,234	$568	1.1%	$3,175	6.4%
Commercial real estate—owner-occupied	5,368	5,394	5,120	(26)	(0.5)%	248	4.8%
Investor real estate	10,211	9,969	9,070	242	2.4%	1,141	12.6%
Business Lending	67,988	67,204	63,424	784	1.2%	4,564	7.2%
Residential first mortgage	19,376	19,498	19,881	(122)	(0.6)%	(505)	(2.5)%
Home equity	5,537	5,504	5,549	33	0.6%	(12)	(0.2)%
Consumer credit card	1,512	1,498	1,437	14	0.9%	75	5.2%
Other consumer*	5,414	5,496	5,834	(82)	(1.5)%	(420)	(7.2)%
Consumer Lending	31,839	31,996	32,701	(157)	(0.5)%	(862)	(2.6)%
Total Loans	$99,827	$99,200	$96,125	$627	0.6%	$3,702	3.9%

NM - Not meaningful.
*    Other consumer loans includes Regions' Home Improvement Financing portfolio.

Average and ending loans increased modestly compared to the prior quarter. Average business loans increased 1 percent during the quarter while average consumer loans decreased slightly. Growth was driven by broad-based C&I lending categories including government and public sector, wholesale and financial services. Investor real estate delivered another solid quarter of growth, driven by strong production and increased bridge-financing activity within the multifamily sector, as elevated long-term interest rates have slowed permanent financing. Loan growth remained high quality, with investment grade credits representing more than half of new balances.

Deposits

	Average Balances

($ amounts in millions)	3Q26	2Q26	3Q25	3Q26 vs. 2Q26		3Q26 vs. 3Q25
Total interest-bearing deposits	$89,364	$90,953	$90,037	$(1,589)	(1.7)%	$(673)	(0.7)%
Non-interest-bearing deposits	39,776	39,738	39,538	38	0.1%	238	0.6%
Total Deposits	$129,140	$130,691	$129,575	$(1,551)	(1.2)%	$(435)	(0.3)%

($ amounts in millions)	3Q26	2Q26	3Q25	3Q26 vs. 2Q26		3Q26 vs. 3Q25
Consumer Bank Segment	$80,116	$80,624	$79,698	$(508)	(0.6)%	$418	0.5%
Corporate Bank Segment	39,505	40,106	39,733	(601)	(1.5)%	(228)	(0.6)%
Wealth Management Segment	7,484	7,594	7,262	(110)	(1.4)%	222	3.1%
Other*	2,035	2,367	2,882	(332)	(14.0)%	(847)	(29.4)%
Total Deposits	$129,140	$130,691	$129,575	$(1,551)	(1.2)%	$(435)	(0.3)%

	End of Period Deposits
				9/30/2026		9/30/2026
($ amounts in millions)	9/30/2026	6/30/2026	9/30/2025	vs. 6/30/2026		vs. 9/30/2025
Consumer Bank Segment	$80,975	$80,972	$79,689	$3	—%	$1,286	1.6%
Corporate Bank Segment	39,270	39,952	40,415	(682)	(1.7)%	(1,145)	(2.8)%
Wealth Management Segment	7,437	7,466	7,654	(29)	(0.4)%	(217)	(2.8)%
Other*	1,828	2,320	2,576	(492)	(21.2)%	(748)	(29.0)%
Total Deposits	$129,510	$130,710	$130,334	$(1,200)	(0.9)%	$(824)	(0.6)%

NM - Not meaningful.
*Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, selected deposits and brokered time deposits) and additional wholesale funding arrangements.

The company's deposit base has continued to be a source of strength and an industry differentiator in liquidity and margin performance. Average and ending deposits declined modestly during the quarter.
The decline in corporate deposits was driven primarily by a limited number of large commercial clients that strategically reallocated interest-bearing balances to off-balance sheet products through the bank's institutional investment services group. Importantly, underlying deposit trends remained healthy during the quarter, supported by continued growth in new accounts and increases in both average and ending non-interest bearing balances. In addition, the company continued to manage substantial excess client balances for commercial clients totaling approximately $16 billion through highly-liquid off-balance sheet investment solutions.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	9/30/2026	6/30/2026	9/30/2025
Allowance for credit losses (ACL) at period end	$1,609	$1,613	$1,713
ACL/Loans, net	1.61%	1.63%	1.78%
Business criticized loans to total business loans	4.71%	5.01%	5.81%
Allowance for credit losses to non-performing loans, excluding loans held for sale	275%	241%	226%
Provision for credit losses	$68	$68	$105
Net loans charged-off	$72	$102	$135
Net loans charged-off as a % of average loans, annualized	0.29%	0.42%	0.55%
Non-performing loans, excluding loans held for sale/Loans, net	0.59%	0.67%	0.79%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.62%	0.69%	0.82%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.78%	0.85%	0.98%
Total Criticized Loans—Business Services**	$3,203	$3,370	$3,682
* Excludes fully guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Asset quality trends improved during the quarter, reflecting the strength and resiliency of the company's customer base and continued disciplined risk management practices. Feedback from commercial customers and ongoing engagement by relationship managers indicates business sentiment remains constructive, while consumer credit fundamentals remain healthy. Consumer spending patterns across Regions' customer base were generally consistent with recent trends, and employment conditions remain supportive. While these trends remain favorable, the company continues to closely monitor economic uncertainty and portfolios with heightened risk or interest rate sensitivity.

Net charge-offs were $72 million or an annualized 29 basis points of average loans, representing a 13 basis point decrease compared to the second quarter of 2026. Business services criticized and total non-performing loans both declined during the quarter. The ratio of non-performing loans as a percentage of total loans declined 8 basis points to 0.59 percent, and the ratio of business services criticized loans as a percentage of total business loans declined 30 basis points to 4.71 percent.

Changes in portfolio composition, including growth in higher-quality loans and runoff in certain higher-risk portfolios, drove a modest reduction in the allowance during the quarter. That impact was partially offset by the recent increases in interest rates and ongoing macroeconomic uncertainty. As a result, the allowance for credit losses remained relatively stable, the allowance ratio decreased 2 basis points to 1.61 percent, and coverage of non-performing loans increased to 275 percent.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2026	6/30/2026	9/30/2025
Common Equity Tier 1 ratio(2)	10.8%	10.7%	10.9%
Tier 1 capital ratio(2)	11.9%	11.8%	12.0%
Total shareholders' equity to total assets	10.93%	11.68%	11.91%
Tangible common shareholders’ equity to tangible assets (non-GAAP)(1)	6.83%	7.55%	7.74%
Common book value per share	$19.38	$20.48	$19.98
Tangible common book value per share (non-GAAP)(1)	$12.65	$13.78	$13.49
Loans, net of unearned income, to total deposits	77.1%	75.9%	73.8%

Regions maintained a strong capital position in the third quarter with estimated capital ratios remaining well above current regulatory requirements. At quarter-end, the Common Equity Tier 1 (CET1)(2) and Tier 1 capital(2) ratios were estimated at 10.8 percent and 11.9 percent respectively.

During the third quarter, the company repurchased approximately 3 million shares of common stock for a total of $95 million through open-market purchases and declared $255 million in dividends to common shareholders.

The company's liquidity position also remained robust with total available liquidity as of Sept. 30, 2026, of approximately $64 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity, unencumbered securities, and capacity at the Federal Reserve's facilities such as the Discount Window or Standing Repo Operations. These sources are sufficient to cover uninsured deposits at a ratio of approximately 170 percent as of quarter-end (excluding intercompany and secured deposits).

(1) Non-GAAP; refer to reconciliations on pages 13 17, 18, 19 and 20 of the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the SEC on Oct. 16, 2026.
(2) Current quarter Common Equity Tier 1 and Tier 1 capital ratios are estimated.

Conference Call
The company will hold a live audio webcast to discuss third quarter 2026 results on Oct. 16, 2026 at 10 a.m. ET. To access this live audio webcast, visit the Investor Relations page at ir.regions.com. An archived recording of the webcast will be available at the Investor Relations page at ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $163 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,200 banking offices and more than 1,750 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release and the accompanying earnings call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms, expressions, and graphics often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future, they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Our businesses have been, and may continue to be, adversely affected by conditions in the financial markets and economic conditions generally.
•Fluctuations in market interest rates, including the level and shape of the yield curve, may adversely affect our performance.
•If we experience greater credit losses in our loan portfolios than anticipated, our earnings may be materially adversely affected.
•Any future reductions in our credit ratings may increase our funding costs and place limitations on business activities.
•Changes in the soundness of other financial institutions could adversely affect us.
•We may suffer losses if the value of collateral declines in stressed market conditions.
•Ineffective liquidity management could adversely affect our financial results and condition.
•Loss of deposits or a change in deposit mix could increase our funding costs.
•We rely on the mortgage secondary market to manage various risks.
•We are at risk of a variety of systems failures or errors and cyber-attacks or other similar incidents that could adversely affect customer experience and our business and financial performance.
•We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding privacy and cybersecurity, which could increase the cost of doing business, compliance risks and potential liability.
•We will continually encounter technological change and must effectively anticipate, develop and implement new technology.
•The development and use of AI presents risks and challenges that may adversely impact our business.
•Industry competition, including competition from decentralized finance platforms, cryptocurrencies and blockchain technologies could disrupt our business model and adversely affect our revenues, market share or liquidity.
•Our operations are concentrated primarily in the South, Midwest and Texas, and adverse changes in the economic conditions in this region can adversely affect our financial results and condition.
•Weakness in the residential real estate markets could adversely affect our performance.
•Weakness in the commercial real estate markets could adversely affect our performance.
•Risks associated with home equity products where we are in a second lien position could adversely affect our performance.
•Weakness in commodity businesses could adversely affect our performance.
•An outbreak or escalation of hostilities between countries or within a country or region could have a material adverse effect on the U.S. economy and on our businesses.
•We are subject to a variety of operational risks, including the risk of fraud or theft by internal or external parties, which may adversely affect our business and results of operations.
•We rely on other companies to provide key components of our business infrastructure.
•We depend on the accuracy and completeness of information about clients and counterparties.
•We are exposed to risk of environmental liability when we take title to property.
•We can be negatively affected if we fail to identify and address operational risks associated with the introduction of or changes to products, services and delivery platforms.
•Enhanced regulatory and other standards for the oversight of vendors and other service providers can result in higher costs and other potential exposures.
•We are, and may in the future be, subject to claims and litigation calling into question our right to use the intellectual property underlying certain technology in our business.
•Weather-related events, pandemics and other natural or man-made disasters could cause a disruption in our operations or lead to other consequences that could adversely impact our financial results and condition. These impacts could be intensified by climate change. Heightening focus on climate change may also carry transition risks that could negatively impact our results of operations and financial condition.
•We are subject to sociopolitical risks that could adversely affect our business, reputation and the trading price of our common stock.
•Damage to our reputation could significantly harm our businesses.
•We are, and may in the future be, subject to litigation, investigations and governmental proceedings that may result in liabilities adversely affecting our financial condition, business or results of operations or in reputational harm.
•We are subject to extensive governmental regulation, which could have an adverse impact on our operations and our business model.
•We are subject to a variety of risks in connection with any sale of loans we may conduct.
•We may be subject to more stringent capital and liquidity requirements.
•Rulemaking changes and regulatory initiatives implemented by the CFPB may result in higher regulatory and compliance costs that may adversely affect our results of operations.
•We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and a failure to comply with these laws could lead to a wide variety of penalties and other sanctions.
•We may not be able to complete future acquisitions, may not be successful in realizing the benefits of any future acquisitions that are completed or may choose not to pursue acquisition opportunities we might find beneficial.
•Increases in FDIC insurance assessments may adversely affect our earnings.
•Unfavorable results from ongoing stress analyses may adversely affect our ability to retain customers or compete for new business opportunities.
•We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.
•We may not pay dividends on shares of our capital stock.
•Anti-takeover and banking laws and certain agreements and charter provisions may adversely affect share value.
•Our amended and restated by-laws designate (i) the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders and (ii) the federal district courts of the United States as the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.
•We face substantial legal and operational risks in our safeguarding and other processing of personal information.
•Differences in regulation can affect our ability to compete effectively.
•Our businesses may be adversely affected if we are unable to hire and retain qualified employees.
•Our operations rely on our ability, and the ability of key external parties, to maintain appropriately staffed workforces, and on the competence, trustworthiness, health and safety of employees.
•Our reported financial results depend on management’s selection of accounting methods and certain assumptions and estimates.
•If the models that we use in our business perform poorly or provide inadequate information, our business or results of operations may be adversely affected.
•Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended Dec. 31, 2025 and in Regions’ subsequent filings with the SEC.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact Chris Best (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.
Use of Non-GAAP Financial Measures
Management uses pre-tax pre-provision income (non-GAAP), adjusted pre-tax pre-provision income (non-GAAP), the adjusted efficiency ratio (non-GAAP), the adjusted fee income ratio (non-GAAP), return on average tangible common shareholders' equity (non-GAAP), adjusted return on average tangible common shareholders' equity (non-GAAP), as well as adjusted net income available to common shareholders (non-GAAP) and adjusted diluted EPS (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted diluted EPS (non-GAAP). Return on average tangible common shareholders' equity (non-GAAP) is calculated by dividing net income available to common shareholders (GAAP) by the average tangible common shareholders’ equity (non-GAAP). Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted return on average tangible common shareholders’ equity. Adjusted return on average tangible common shareholders' equity is calculated by dividing the adjusted net income available to common shareholders (non-GAAP) by the average tangible common shareholders’ equity (non-GAAP).

Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management. Tangible common book value per share is calculated by dividing tangible common shareholders' equity (non-GAAP) by tangible assets (non-GAAP). The numerator for tangible book value per share (non-GAAP), tangible common shareholders' equity (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from common shareholders' equity (GAAP). The denominator for tangible book value per share (non-GAAP), tangible assets (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from total assets (non-GAAP).

Tangible common shareholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common shareholders’ equity measure. Because tangible common shareholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common shareholders’ equity to tangible assets, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Additionally, our non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies and there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of non-GAAP financial measures presented herein.

Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

See the company's Financial Supplement, included as Exhibit 99.2 to the company's Current Report on Form 8-K furnished to the SEC on Oct. 16, 2026, for reconciliations of and additional information regarding the company's non-GAAP financial measures.